Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SOUNDBITE COMMUNICATIONS, INC.

at

$5.00 Net Per Share

by

SONAR MERGER SUB INC.

a wholly-owned subsidiary

of

GENESYS TELECOMMUNICATIONS LABORATORIES,

INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MONDAY, JULY 1, 2013, UNLESS THE OFFER IS EXTENDED.

To Our Clients:	June 4, 2013

Enclosed for your consideration is an Offer to Purchase dated June 4, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Sonar Merger Sub Inc., a Delaware corporation (the “Offeror”) and direct wholly-owned subsidiary of Genesys Telecommunications Laboratories, Inc., a California corporation (“Genesys”), to purchase all outstanding shares of common stock, par value $0.001 per share (each a “Share” and collectively, the “Shares”) of SoundBite Communications, Inc., a Delaware corporation (“SoundBite”), at a purchase price of $5.00 per Share (the “Offer Price”), net to the seller in cash, without interest and less taxes required to be withheld, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Also enclosed is the Letter to Stockholders from the Chief Executive Officer of SoundBite accompanied by SoundBite’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The purchase price offered by the Offeror is $5.00 per Share, net to the seller in cash, without interest and less taxes required to be withheld, upon the terms and subject to the conditions of the Offer to Purchase.

2.	The Offer is being made for all outstanding Shares.

3.

The board of directors of SoundBite (the “SoundBite Board”) has unanimously (i) determined that the terms and provisions of the Agreement and Plan of Merger, dated as of May 20, 2013, by and among Genesys, Offeror and SoundBite (as it may be amended from time to time, the “Merger Agreement”) and the transactions contemplated by the Merger Agreement, including the Merger (as defined below) and the Offer, are advisable, fair to and in the best interests of the Company and the holders of Shares, (ii) found that the Offer Price of $5.00 to be paid to the holders of Shares in the Offer that Genesys is to cause Offeror to commence pursuant to the

Merger Agreement is fair to, and in the best interests of the holders of Shares, (iii) found that the Merger Consideration to be paid to the holders of Shares in the Merger to be effected following consummation of the Offer is fair to, and in the best interests of the holders of Shares, (iv) approved, adopted, and confirmed in all respects the Merger Agreement and authorized and directed that SoundBite enter into the Merger Agreement, (v) approved and declared advisable the Merger Agreement, the tender and support agreements between Genesys, Offeror and certain supporting stockholders of SoundBite (the “Support Agreements”), the Offer and the Merger on the terms and subject to the conditions set forth therein, and (vi) recommended that you accept the Offer, tender your Shares to the Offeror pursuant to the Offer and, if required by applicable law, vote to adopt the Merger Agreement.

4.	The Offer is being made pursuant to the Merger Agreement under which, following the completion of the Offer and the satisfaction or waiver of certain terms and conditions, the Offeror will be merged with and into SoundBite (the “Merger”), with SoundBite continuing as the surviving corporation and becoming a direct wholly-owned subsidiary of Genesys (the “Surviving Corporation”). At the effective time of the Merger (the “Merger Effective Time”), each Share issued and outstanding immediately prior to the Merger Effective Time (excluding Shares owned, directly or indirectly, by (i) SoundBite (including treasury shares), Genesys or any of its subsidiaries (including Offeror), which will be canceled automatically and retired and will cease to exist, and no cash or other consideration will be delivered with respect thereto, or (ii) stockholders of SoundBite who properly exercised their appraisal rights in compliance with Section 262 of the DGCL) will be converted into a right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), payable without interest and less any applicable withholding taxes. The Merger Agreement provides that, immediately prior to the Merger Effective Time, each outstanding option to acquire Shares (an “Option”) granted under SoundBite’s 2000 Stock Option Plan and/or SoundBite’s 2007 Stock Incentive Plan, or otherwise (collectively, the “Stock Plans”), whether or not vested and exercisable, will be automatically converted into the right to receive, immediately after the Merger Effective Time, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option multiplied by the aggregate number of Shares that were issuable upon exercise or settlement of such Option immediately prior to the Merger Effective Time. The Merger Agreement provides that upon the earlier of (i) such time as Offeror’s designees first constitute at least a majority of the SoundBite Board and (ii) the Merger Effective Time (in either case, the “Control Time”), each restricted stock unit award outstanding under the Stock Plans (an “RSU”) immediately prior to the Control Time will become fully vested and, as of the Control Time, will be cancelled and extinguished and exchanged for the right to receive, immediately after the Control Time, an amount in cash equal to the total number of Shares subject to such RSU immediately prior to the Control Time multiplied by the Merger Consideration. Any payments required to be made under the Merger Agreement in respect of each Option and each RSU shall be made by the Genesys or Surviving Corporation without interest and less taxes required to be withheld through SoundBite’s payroll systems. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

5.	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MONDAY, JULY 1, 2013 (THE “EXPIRATION TIME”), UNLESS THE OFFER IS EXTENDED BY THE OFFEROR, IN WHICH EVENT, “EXPIRATION TIME” MEANS THE LATEST TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED BY THE OFFEROR, WILL EXPIRE.

6.

There is no financing condition to the Offer. The Offer is conditioned upon (1) there being validly tendered and not properly withdrawn a number of Shares which, when added to any Shares already beneficially owned by Genesys or any of its controlled subsidiaries (including Offeror), represent at least a majority of the total number of then outstanding Shares on a Fully Diluted (as defined in the Offer to Purchase) basis (the “Minimum Condition”) and (2) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”). On June 3, 2013, SoundBite and Greeneden Topco S.C.A., a Luxembourg société en commandite par actions and ultimate parent entity of Genesys, were granted early termination, effective June 3, 2013, of the required waiting period under the HSR Act in connection with the purchase of Shares in the Offer and the Merger. Accordingly, the condition to the Offer relating to the termination or expiration of the HSR Act waiting period has been satisfied. The Offer is also subject to the other conditions described in the Offer to Purchase. See Section 15 “Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

7.	Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or AST Phoenix Advisors, which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is properly demonstrated to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf before the Expiration Time.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION TIME.

Payment for Shares accepted for payment in the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “Depositary”) of (a) Share certificates (or a timely book-entry confirmation), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 “Procedure for Accepting the Offer and Tendering Shares” of the Offer to Purchase, an Agent’s Message (as defined in Section 3 “Procedure for Accepting the Offer and Tendering Shares” of the Offer to Purchase) in lieu of a Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or book-entry confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Offeror may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction.

Instructions with respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SOUNDBITE COMMUNICATIONS, INC.

by

SONAR MERGER SUB INC.

a wholly-owned subsidiary

of

GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated June 4, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, par value $0.001 per share (each a “Share” and collectively, the “Shares”) of SoundBite Communications, Inc., a Delaware corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:(1)		SIGN HERE

Shares

(Signature(s))

Please Type or Print Name(s)

Please Type or Print Name(s)

Area Code and Telephone Number

Taxpayer Identification Number or Social Security Number
Dated:

(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.